EXHIBIT 23.2

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

North American Energy Partners Inc.

We consent to the use of our report to the Board of Directors of Norama Ltd. dated May 30, 2003, except as to notes 17 and 18 which are as of October 17, 2003, relating to the consolidated balance sheets of Norama Ltd. as of March 31, 2003 and 2002, and the consolidated statements of earnings, retained earnings and cash flows for each of the years in the three-year period ended March 31, 2003 included herein and to the reference to our firm under the heading “Experts” in the registration statement on Form F-4 of North American Energy Partners Inc.

Signed “KPMG LLP”

Chartered Accountants

Edmonton, Canada

May 7, 2004